UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 8, 2012

TENNECO INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12387	76-0515284
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS	60045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 482-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

On March 8, 2012, Tenneco Inc. (“Tenneco”) announced the commencement of a cash tender offer for any and all of its outstanding $250 million 8 1/8 percent senior notes due 2015 and a solicitation of consents to certain proposed amendments to the related indenture. The company intends to use the proceeds of one or more debt financing transactions, potentially including obtaining loans under a new $700 million revolving bank credit facility and a new $250 million term loan A facility, to fund the total cost of all tendered notes and delivered consents, accrued interest and all related fees and expenses. Holders who validly tender their notes and provide their consents to the proposed amendments to the indenture governing the notes before the consent deadline (expected to be 5:00 p.m., New York City time, on March 21, 2012) will be eligible to receive $1,044.38 (which includes a consent fee of $30.00) for each $1,000 principal amount of notes validly tendered and not withdrawn. Holders who validly tender their notes after the consent deadline and before the expiration of the tender offer (expected to be 8:00 a.m., New York City time, on April 5, 2012) will be eligible to receive $1,014.38 for each $1,000 principal amount of notes validly tendered and not withdrawn. This announcement was contained in a press release, a copy of which is filed under Item 9.01 as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated March 8, 2012 announcing commencement of tender offer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.

Date: March 8, 2012	By:	/s/ James D. Harrington
James D. Harrington
Senior Vice President, General Counsel and Corporate Secretary